UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. )*


NAME OF ISSUER                     INFOSOFT INTERNATIONAL, INC.

TITLE OF CLASS OF SECURITIES       Common

CUSIP NUMBER                       456783109


Check the following box if a fee is being paid with this
statement.                                                            ( X )

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                            Page 1 of 11 Pages

                                    13G
CUSIP No. 456783109                                    Page 2 of 11 Pages
- ----------------------------------------------------------------
1.   Name of reporting person
     S.S. or I.R.S. identification no. of above person

     Marsh & McLennan Companies, Inc.
     36-2668272

- ----------------------------------------------------------------
2.   Check the appropriate box if a member of a group*
                                                                   (a)(   )
                                                                   (b)(   )
- ----------------------------------------------------------------
3.   SEC use only

- ----------------------------------------------------------------
4.   Citizenship or place of organization

     Delaware
- ----------------------------------------------------------------
                              5.   Sole Voting Power

                                        NONE
    Number of                 -----------------------------
     shares                   6.   Shared Voting Power
  beneficially
    owned by                            NONE
      each                    -----------------------------
    Reporting                 7.   Sole Dispositive Power
     person
      with                              NONE
                              -----------------------------
                              8.   Shared Dispositive Power

                                        NONE
- ----------------------------------------------------------------
9. Aggregate amount beneficially owned by each reporting person

               NONE
- ----------------------------------------------------------------
10. Check box if the aggregate amount in row (9) includes certain shares*

- ----------------------------------------------------------------
11.     Percent of class represented by amount in row 9

               NONE
- ----------------------------------------------------------------
12.     Type of Reporting person*

               HC


                                    13G
CUSIP No. 456783109                                    Page 3 of 11 Pages
- ----------------------------------------------------------------
1.      Name of reporting person
        S.S. or I.R.S. identification no. of above person

        Putnam Investments, Inc.
        04-2539558

- ----------------------------------------------------------------
2.      Check the appropriate box if a member of a group*
                                                                   (a)(   )
                                                                   (b)(   )
- ----------------------------------------------------------------
3.      SEC use only

- ----------------------------------------------------------------
4.      Citizenship or place of organization

               Delaware
- ----------------------------------------------------------------
                              5.   Sole Voting Power

                                        NONE
    Number of                 -----------------------------
     shares                   6.   Shared Voting Power
  beneficially
    owned by                            47,265
      each                    -----------------------------
    Reporting                 7.   Sole Dispositive Power
     person
      with                              NONE
                              -----------------------------
                              8.   Shared Dispositive Power

                                        632,655
- ----------------------------------------------------------------
9. Aggregate amount beneficially owned by each reporting person

               632,655
- ----------------------------------------------------------------
10. Check box if the aggregate amount in row (9) includes certain shares*

- ----------------------------------------------------------------
11.     Percent of class represented by amount in row 9

               11%
- ----------------------------------------------------------------
12.     Type of Reporting person*

        HC

                                    13G
CUSIP No. 456783109                                    Page 4 of 11 Pages
- ----------------------------------------------------------------
1.      Name of reporting person
        S.S. or I.R.S. identification no. of above person

        Putnam Investment Management, Inc.
        04-2471937

- ----------------------------------------------------------------
2.      Check the appropriate box if a member of a group*
                                                                   (a)(   )
                                                                   (b)(   )
- ----------------------------------------------------------------
3.      SEC use only

- ----------------------------------------------------------------
4.      Citizenship or place of organization

               Delaware
- ----------------------------------------------------------------
                              5.   Sole Voting Power

                                        NONE
    Number of                 -----------------------------
     shares                   6.   Shared Voting Power
  beneficially
    owned by                            NONE
      each                    -----------------------------
    Reporting                 7.   Sole Dispositive Power
     person
      with                              NONE
                              -----------------------------
                              8.   Shared Dispositive Power

                                        577,490
- ----------------------------------------------------------------
9. Aggregate amount beneficially owned by each reporting person

               577,490
- ----------------------------------------------------------------
10. Check box if the aggregate amount in row (9) includes certain shares*

- ----------------------------------------------------------------
11.     Percent of class represented by amount in row 9

               10%
- ----------------------------------------------------------------
12.     Type of Reporting person*

        IA

                                    13G
CUSIP No. 456783109                                    Page 5 of 11 Pages
- ----------------------------------------------------------------
1.      Name of reporting person
        S.S. or I.R.S. identification no. of above person

        The Putnam Advisory Company, Inc.
        04-6187127

- ----------------------------------------------------------------
2.      Check the appropriate box if a member of a group*
                                                                   (a)(   )
                                                                   (b)(   )
- ----------------------------------------------------------------
3.      SEC use only


- ----------------------------------------------------------------
4.      Citizenship or place of organization

               Massachusetts
- ----------------------------------------------------------------
                              5.   Sole Voting Power

                                        NONE
    Number of                 -----------------------------
     shares                   6.   Shared Voting Power
  beneficially
    owned by                            47,265
      each                    -----------------------------
    Reporting                 7.   Sole Dispositive Power
     person
      with                              NONE
                              -----------------------------
                              8.   Shared Dispositive Power

                                        55,165
- ----------------------------------------------------------------
9. Aggregate amount beneficially owned by each reporting person

               55,165
- ----------------------------------------------------------------
10. Check box if the aggregate amount in row (9) includes certain shares*

- ----------------------------------------------------------------
11.     Percent of class represented by amount in row 9

               1%
- ----------------------------------------------------------------
12.     Type of Reporting person*

        IA
- ----------------------------------------------------------------

                                    13G
CUSIP No. 456783109                                    Page 6 of 11 Pages
- ----------------------------------------------------------------
1.      Name of reporting person
        S.S. or I.R.S. identification no. of above person

        Putnam New Opportunities Fund
        04-3091455

- ----------------------------------------------------------------
2.      Check the appropriate box if a member of a group*
                                                                   (a)(   )
                                                                   (b)(   )
- ----------------------------------------------------------------
3.      SEC use only

- ----------------------------------------------------------------
4.      Citizenship or place of organization

               Massachusetts
- ----------------------------------------------------------------
                              5.   Sole Voting Power

                                        NONE
    Number of                 -----------------------------
     shares                   6.   Shared Voting Power
  beneficially
    owned by                            NONE
      each                    -----------------------------
    Reporting                 7.   Sole Dispositive Power
     person
      with                              NONE
                              -----------------------------
                              8.   Shared Dispositive Power

                                        330,000
- ----------------------------------------------------------------
9. Aggregate amount beneficially owned by each reporting person

               330,000
- ----------------------------------------------------------------
10. Check box if the aggregate amount in row (9) includes certain shares*

- ----------------------------------------------------------------
11.     Percent of class represented by amount in row 9

               5.7%
- ----------------------------------------------------------------
12.     Type of Reporting person*

        IC

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C.  20549

                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. )

Check the following (box) if a fee is being paid with this
statement                                                             ( X )

Item 1(a)      Name of Issuer:   INFOSOFT INTERNATIONAL, INC.

Item 1(b)      Address of Issuer's Principal Executive Offices:

               222 Berkeley Street, Boston, MA 02116

Item 2(a)                          Item 2(b)

Name of Person Filing:             Address or Principal Office or,
                                   if none, Residence:

Putnam Investments, Inc.           One Post Office Square
     ("PI")                        Boston, Massachusetts 02109
on behalf of itself and:

Marsh & McLennan Companies,  Inc.  1166 Avenue of the Americas
     ("MMC")                       New York, NY  10036

Putnam Investment Management, Inc. One Post Office Square
     ("PIM")                       Boston, Massachusetts 02109

*The Putnam Advisory Company, Inc. One Post Office Square
     ("PAC")                       Boston, Massachusetts 02109

**Putnam New Opportunities Fund    One Post Office Square
    ("Fund")                       Boston, Massachusetts 02109


Item 2(c) Citizenship: PI, M&MC and PIM are corporations organized under Delaware law. The citizenship of other persons identified in Item 2(a) is designated as follows:

               *    Corporation - Massachusetts law
               ** Voluntary association known as Massachusetts business trust - Massachusetts law


Item 2(d)      Title of Class of Securities: Common

Item 2(e)      Cusip Number:  456783109


                            Page 7 of 11 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)(   )  Broker or Dealer registered under Section 15 of the Act

(b)(   )  Bank as defined in Section 3(a)(6) of the Act

(c)(   )  Insurance Company as defined in Section 3(a)(19) of the
          Act

(d)( X )  Investment Company registered under Section 8 of the
          Investment Company Act

(e)( X )  Investment Adviser registered under Section 203 of the
          Investment Advisers Act of 1940

(f)( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (Section
          240.13d-1(b)(1)(ii)(F)

(g)( X )  Parent Holding Company, in accordance with Section
          240.13d-1(b)(ii)(G)

(h)(   )  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)









                            Page 8 of 11 Pages

Item 4.
Ownership.
                              M&MC      PI             PIM            PAC       FUND
                              -----     -----          ----           ----      ----


(a)  Amount Beneficially
     Owned:                   none      632,655        577,490        55,165    330,000

(b)  Percent of Class:        none      11.0%          10.0%          1.0%      5.7%

(c)  Number of shares as
     to which such person has:

(1)  sole power to vote
     or to direct the vote;
     (but see Item 7)         none      none           none           none      none

(2)  shared power to vote
     or to direct the vote;
     (but see Item 7)         none      47,265         none           47,265    330,000

(3)  sole power to dispose
     or to direct the
     disposition of;
     (but see Item 7)         none      none           none           none      none

(4)  shared power to
     dispose or to direct
     the disposition of;
     (but see Item 7)         none      all            all            all       all


                                         Page 9 of 11 Pages

Item 5.   Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date thereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

Item 6.   Ownership of More than Five/Ten Percent on Behalf of
Another Person:

No persons other than the persons filing this Schedule 13G have an economic interest in the securities reported on which relates to more than five percent of the class of securities. Securities reported on this Schedule 13G as being beneficially owned by M&MC and PI consist of securities beneficially owned by subsidiaries of PI which are registered investment advisers, which in turn include securities beneficially owned by clients of such investment advisers, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
Company.

PI, which is a wholly-owned subsidiary of M&MC, wholly owns two registered investment advisers: Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. Pursuant to Rule 13d-4, M&MC and PI declare that the filing of this Schedule 13G shall not be deemed an admission by either or both of them that they are, for the purposes of Section 13(d) or 13(g) the beneficial owner of any securities covered by this Section 13G, and further state that neither of them have any power to vote or dispose of, or direct the voting or disposition of, any of the securities covered by this
Schedule 13G.

Item 8.   Identification and Classification of Members of the
Group:

          Not applicable.

Item 9.   Notice of Dissolution of Group:

          Not applicable.

Item 10.  Certification.


                           Page 10 of 11 Pages
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


PUTNAM INVESTMENTS, INC.



BY:  -------------------------------------------
     Signature

     Name/Title:    Frederick S. Marius
                    Assistant Vice President and Associate Counsel

     Date:  August 4, 1994



For this and all future filings, reference is made to Power of Attorney dated November 9, 1992, with respect to duly authorized signatures on behalf of Marsh & McLennan Companies, Inc., Putnam Investments, Inc., Putnam Investment Management, Inc., The Putnam Advisory Company, Inc. and any Putnam Fund wherever applicable.

For this and all future filings, reference is made to an Agreement dated June 28, 1990, with respect to one filing of Schedule 13G on behalf of said entitites, pursuant to Rule 13d-1(f)(1).







                           Page 11 of 11 Pages